EXHIBIT 99.1

Qumu Reports Third Quarter and Nine Month 2020 Financial Results

Company’s Strategic Roadmap Designed to Drive 20%+ Full Year Revenue Growth in 2021, Supported by 18% Year-over-Year Increase in Q3 2020 Subscription Annual Recurring Revenue (ARR) and Robust Pipeline

Minneapolis, MN – October 27, 2020 – Qumu Corporation (Nasdaq: QUMU), the leading provider of best-in-class Enterprise Video technology for organizations of all sizes, today reported financial results for the third quarter and nine months ended September 30, 2020.

Q3 2020 Operational Highlights

●	Launched new Qumu app for Zoom, enabling self-service streaming of Zoom events to audiences of 100,000+ while adding comprehensive video content management and enterprise-grade security

●	Released the Qumu Cloud Build and Price Tool, which allows users to customize their own annual cloud video subscription based on parameters such as storage and bandwidth needs, user counts, live streams, distribution preferences and so on

●	Launched Qumu Cloud for Audio Streaming, a large-scale audio streaming service that provides enterprises with secure, high-quality audio-only call delivery and management at a significantly lower cost than standard audio-conferencing services

●	Hosted 30 million viewers on Qumu Cloud during the quarter, up 28% from Q2 2020 and up 911% from Q3 2019

●	Strengthened leadership team with appointment of veteran technology executive TJ Kennedy as President and CEO

●	Introduced Qumu Video Control Center (VCC) version 10.5, the customer-hosted deployment of Qumu’s intelligent Enterprise Video platform, adding key features such as the Qumu Analytics Engine (QAE), which provides comprehensive, real-time and historical usage reporting of both live and on demand video content

Q3 2020 Financial Highlights

●	Subscription, maintenance and support revenue for Q3 2020 increased 28%, or $1.1 million, to $5.3 million, compared to $4.2 million in Q3 2019

●	Revenue was $6.6 million in Q3 2020, compared to $6.7 million in Q3 2019

●	Gross margin was 75.1% in Q3 2020, up from 69.8% in Q3 2019

●	Cash and cash equivalents totaled $11.4 million at September 30, 2020 compared to $10.6 million at December 31, 2019

●	Company reaffirms 2020 revenue outlook of approximately $29.0 million, representing 14% year-over-year growth

Q3 2020 Key Performance Indicators (KPIs) (compared to the same year-ago period)

●	Subscription Annual Recurring Revenue (ARR) increased 18% to $10.9 million from $9.2 million.

●	Software-as-a-Service (SaaS) customer retention:

●	Gross Renewal Rate (GRR): 90.5% at end of Q3 2020 compared to 88.6% at end of Q3 2019

●	Net Renewal Rate (NRR): 119.2% at end of Q3 2020 compared to 107.5% at end of Q3 2019

●	Dollar Value Retention: 94.0% at end of Q3 2020 compared to 93.3% at end of Q3 2019

Management Commentary

“In the third quarter we began the initial implementation phase of our long-term strategic roadmap, which is designed to position Qumu as a more focused, cloud-first organization driving improved, high-margin recurring revenues,” said Qumu President and CEO TJ Kennedy. “Financially, our success along this path was highlighted by strong year-over-year growth in several metrics, including a 28% increase in subscription, maintenance and support revenue along with a 18% increase in subscription ARR, generating robust gross margins of 75% for the quarter. From an operational standpoint, since I joined the company in late July, we have made meaningful progress in cementing our long-term growth strategy, refining our product roadmap, and accelerating the evolution of our SaaS-based business model.

“The global pandemic forced organizations worldwide to rapidly adopt and expand the use of video, both internally and externally. While standard video conferencing and collaboration apps were able to meet the initial need for employees, we are now seeing a second wave of larger more sophisticated needs, where enterprises are exceeding the upper limits of what standard video conferencing and internal collaboration tools can deliver and manage. And this is where Qumu shines. In direct response to this second wave, we built and deployed a new app that enables Zoom to be used as the front end for any large-scale video broadcast, while Qumu handles all delivery, management and video security—changing the game for organizations looking to not only scale Zoom events over 10,000 attendees, but record and manage all Zoom meetings across the organization as secure, searchable, on demand assets. Video content management is the future for all enterprises to get the most out of their organizations and Qumu’s market leading content management capabilities allow video to be securely stored and managed to make businesses more effective and efficient.

“Beyond launching new innovative products for the current market, we’re also hard at work implementing longer-term strategic initiatives to effectively and profitably scale Qumu to the next level. One of these initiatives is expanding and diversifying our go-to-market strategy, which will provide more predictable revenues and long-term, sustainable growth. Consistent with our cloud-first approach, we have now launched an e-Commerce self-service solution that enables a highly automated and low-touch sale of Qumu’s cloud-based solution to small and medium-sized organizations, or SMBs. Now the SMB space can easily access and benefit from Qumu’s best-in-class platform for creating, managing and delivering live and on demand video at scale.

“Today, Qumu is at the forefront of a massive transformation in the way organizations drive communication. Our strategic roadmap is designed to capture the opportunities presented by this transformation. Our successful execution against this plan, which has already begun and will accelerate in the balance of 2020, is expected to drive revenue growth in excess of 20% in 2021 as compared to our current 2020 revenue estimate. Our sales pipeline, strong deferred revenue and our growing annual recurring revenue also give us confidence about our prospects for revenue growth in 2021. Looking ahead, we believe our building momentum and the successful execution of our strategic initiatives will translate to sustainable adjusted EBITDA profitability and, ultimately, net income profitability in the years ahead.”

Third Quarter 2020 Financial Results

Revenue for the third quarter of 2020 was $6.6 million compared to $6.7 million for the third quarter of 2019. The slight decrease in revenue was primarily due to lower software license and appliance revenue, offset by higher subscription, maintenance and support revenue as well as higher subscription bookings.

Subscription, maintenance and support revenue for the third quarter of 2020 increased 28% to $5.3 million from $4.2 million in the same year-ago period, which was driven by new cloud and term deals signed in 2020 as well as an increase in cloud usage overages. Cloud usage continues to grow with significant increases being driven by new use cases and enterprises driving their daily operations through the efficient use of video.

Gross margin in the third quarter of 2020 was 75.1% compared to 69.8% for the third quarter of 2019. The gross margin percentage increase was primarily due to a favorable sales mix and an increase in higher-margin cloud Software-as-a-Service (SaaS) revenue.

Net loss in the third quarter of 2020 was $(1.9) million, or $(0.14) loss per basic and diluted share, compared to $(221,000), or $(0.02) loss per basic share and $(0.11) loss per diluted share, for the third quarter of 2019. The greater net loss for the third quarter of 2020 was primarily due to a combined $1.3 million unfavorable impact from changes in the warrant liability fair value during the 2020 and 2019 third quarters, respectively, a one-time severance charge of $0.4 million related to the CEO transition in July 2020, as well as $0.1 million of transaction expenses related to the previously announced terminated merger with Synacor, Inc.

Adjusted EBITDA loss, a non-GAAP measure, in the third quarter of 2020 was $(839,000), compared to an adjusted EBITDA loss of $(535,000) for the third quarter of 2019.

Cash and cash equivalents totaled $11.4 million as of September 30, 2020, compared to $10.6 million as of December 31, 2019.

Nine Month 2020 Financial Results

Revenue for the nine months ended September 30, 2020 increased 16% to $22.2 million from $19.1 million in the same year-ago period. The increase in revenue was primarily due to a large customer order received at the end of the first quarter of 2020.

Subscription, maintenance and support revenue for the nine months ended September 30, 2020 increased 2% to $14.2 million from $13.9 million in the same year-ago period. The increase in subscription, maintenance and support revenue was due to a large order from a single customer as well as a large order received at the end of the first quarter of 2020, partially offset by the recognition of large term license renewals in 2019 that were absent in the comparable period of 2020.

Gross margin for the nine months ended September 30, 2020 was 69.9% compared to 73.3% in the same year-ago period. The gross margin decrease was primarily due to a higher mix of appliance revenue in the nine months of 2020, which generally carries lower margins compared to term license revenue, and lower term license revenue in the 2020 period.

Net loss for the nine months ended September 30, 2020 was $(5.2) million, or $(0.39) loss per basic share and $(0.41) loss per diluted share, compared to $(4.8) million, or $(0.49) loss per basic and diluted share, for the nine months ended September 30, 2019. The higher net loss for the nine months of 2020 was primarily due to $1.6 million of transaction expenses related to the previously announced terminated merger with Synacor, Inc. and a one-time severance charge of $0.4 million related to the CEO transition in July 2020.

Adjusted EBITDA loss, a non-GAAP measure, for the nine months ended September 30, 2020 was $(1.3) million, compared to an adjusted EBITDA loss of $(1.8) million for the comparable 2019 period.

Business Outlook

Qumu provides revenue guidance based on current market conditions and expectations, including the unknown financial impact that COVID-19 will have on economies and enterprises around the world. Based on the Company’s third quarter 2020 financial results and pipeline of business, management currently expects revenue for 2020 to be approximately $29.0 million compared to $25.4 million in 2019, representing year-over-year growth of 14%.

For 2021, management anticipates that the successful execution of its new strategic roadmap has the potential to generate revenue growth of at least 20% compared to the current 2020 estimates.

Conference Call

Qumu executive management will host a conference call today (October 27, 2020) at 4:30 p.m. Eastern time.

U.S. Dial-In Number: +1.833.644.0679

International Dial-In Number: +1.918.922.6755

Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website at https://ir.qumu.com. The webcast will be archived on Qumu’s website for one year.

Non-GAAP Information

To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company uses adjusted EBITDA, a non-GAAP measure, which excludes certain items from net loss, a GAAP measure. Adjusted EBITDA excludes items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liabilities, foreign currency gains and losses, other non-operating income and expenses, and transaction-related expenses.

The Company uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the Company’s performance. The Company believes that adjusted EBITDA is useful to investors because it provides supplemental information that allows investors to review the Company’s results of operations from the same perspective as management and the Company’s board of directors. Non-GAAP results are presented for supplemental informational purposes only for understanding our operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

See the attached Supplemental Financial Information for a reconciliation of net loss, a GAAP measure, to adjusted EBITDA, a non-GAAP measure, for the three and nine months ended September 30, 2020 and 2019.

About Qumu

Qumu Corporation (Nasdaq: QUMU) is the leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live, on-demand and video content management solutions for enterprises. Backed by the most trusted and experienced team in the industry, the Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements.

Such forward-looking statements include, for example, statements about: the expected use and adoption of video in the enterprise, the impact of COVID-19 on the use and adoption of video in the enterprise, the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue, the demand for the Company’s products or software, or the success of go-to-market strategies or the other initiatives in the Company’s strategic roadmap. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, any subsequently filed Form 10-Q and Current Reports on Form 8-K and other filings with the Securities and Exchange Commission.

The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Qumu assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, except as required by law.

Company Contact:

Dave Ristow

Chief Financial Officer

Qumu Corporation

Dave.Ristow@qumu.com

+1.612.638.9045

Investor Contact:

Matt Glover or Tom Colton

Gateway Investor Relations

QUMU@gatewayir.com

+1.949.574.3860

QUMU CORPORATION

Condensed Consolidated Statements of Operations

(unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Software licenses and appliances	$548	$1,962	$6,149	$3,656
Service	6,082	4,709	16,042	15,478
Total revenues	6,630	6,671	22,191	19,134
Cost of revenues:
Software licenses and appliances	219	719	2,344	1,366
Service	1,435	1,294	4,337	3,747
Total cost of revenues	1,654	2,013	6,681	5,113
Gross profit	4,976	4,658	15,510	14,021
Operating expenses:
Research and development	2,105	1,849	5,973	5,361
Sales and marketing	2,044	2,083	6,443	6,647
General and administrative	2,142	1,673	7,055	4,998
Amortization of purchased intangibles	165	168	492	587
Total operating expenses	6,456	5,773	19,963	17,593
Operating loss	(1,480)	(1,115)	(4,453)	(3,572)
Other income (expense):
Interest expense, net	(33)	(235)	(38)	(654)
Decrease (increase) in fair value of derivative liability	(1)	—	104	—
Decrease (increase) in fair value of warrant liability	(332)	973	(730)	(752)
Gain on sale of BriefCam, Ltd.	—	41	—	41
Other, net	(55)	(3)	(252)	32
Total other income (expense), net	(421)	776	(916)	(1,333)
Loss before income taxes	(1,901)	(339)	(5,369)	(4,905)
Income tax benefit	(43)	(118)	(147)	(133)
Net loss	$(1,858)	$(221)	$(5,222)	$(4,772)

Net loss per share – basic:
Net loss per share – basic	$(0.14)	$(0.02)	$(0.39)	$(0.49)
Weighted average shares outstanding – basic	13,579	9,913	13,555	9,822
Net loss per share – diluted:
Loss attributable to common shareholders	$(1,858)	$(1,194)	$(5,516)	$(4,772)
Net loss per share – diluted	$(0.14)	$(0.11)	$(0.41)	$(0.49)
Weighted average shares outstanding – diluted	13,579	10,413	13,575	9,822

QUMU CORPORATION

Condensed Consolidated Balance Sheets

(unaudited - in thousands)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$11,352	$10,639
Receivables, net	5,699	4,586
Contract assets	802	1,089
Income taxes receivable	289	338
Prepaid expenses and other current assets	1,882	1,981
Total current assets	20,024	18,633
Property and equipment, net	431	596
Right of use assets – operating leases	1,425	1,746
Intangible assets, net	2,341	3,075
Goodwill	7,036	7,203
Deferred income taxes, non-current	12	21
Other assets, non-current	458	442
Total assets	$31,727	$31,716
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$2,104	$2,816
Accrued compensation	1,777	1,165
Deferred revenue	12,280	10,140
Operating lease liabilities	627	587
Financing obligations	123	157
Note payable	1,767	—
Derivative liability	36	—
Warrant liability	1,814	2,939
Total current liabilities	20,528	17,804
Long-term liabilities:
Deferred revenue, non-current	3,612	1,449
Income taxes payable, non-current	602	585
Operating lease liabilities, non-current	1,137	1,587
Financing obligations, non-current	18	83
Other liabilities, non-current	264	—
Total long-term liabilities	5,633	3,704
Total liabilities	26,161	21,508
Stockholders’ equity:
Common stock	137	136
Additional paid-in capital	78,758	78,061
Accumulated deficit	(70,350)	(65,128)
Accumulated other comprehensive loss	(2,979)	(2,861)
Total stockholders’ equity	5,566	10,208
Total liabilities and stockholders’ equity	$31,727	$31,716

QUMU CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Nine Months Ended September 30,
	2020	2019
Operating activities:
Net loss	$(5,222)	$(4,772)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	935	1,170
Stock-based compensation	620	644
Accretion of debt discount and issuance costs	52	403
Gain on sale of BriefCam, Ltd.	—	(41)
Gain on lease modification	—	(21)
Decrease in fair value of derivative liability	(104)	—
Increase in fair value of warrant liability	730	752
Deferred income taxes	9	8
Changes in operating assets and liabilities:
Receivables	(1,107)	2,038
Contract assets	296	(845)
Income taxes receivable / payable	70	62
Prepaid expenses and other assets	268	573
Accounts payable and other accrued liabilities	(629)	546
Accrued compensation	617	(732)
Deferred revenue	4,338	(431)
Other non-current liabilities	264	(24)
Net cash provided by (used in) operating activities	1,137	(670)
Investing activities:
Proceeds from sale of BriefCam, Ltd.	—	41
Purchases of property and equipment	(68)	(137)
Net cash used in investing activities	(68)	(96)
Financing activities:
Proceeds from issuance of common stock under employee stock plans	238	46
Principal payments on financing obligations	(286)	(242)
Common stock repurchases to settle employee withholding liability	(160)	(54)
Net cash used in financing activities	(208)	(250)
Effect of exchange rate changes on cash	(148)	(95)
Net increase (decrease) in cash and cash equivalents	713	(1,111)
Cash and cash equivalents, beginning of period	10,639	8,636
Cash and cash equivalents, end of period	$11,352	$7,525

QUMU CORPORATION

Supplemental Financial Information

(unaudited - in thousands)

A summary of revenue is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Software licenses and appliances	$548	$1,962	$6,149	$3,656
Service
Subscription, maintenance and support	5,349	4,166	14,182	13,883
Professional services and other	733	543	1,860	1,595
Total service	6,082	4,709	16,042	15,478
Total revenue	$6,630	$6,671	$22,191	$19,134

A reconciliation from GAAP results to adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss	$(1,858)	$(221)	$(5,222)	$(4,772)
Interest expense, net	33	235	38	654
Income tax benefit	(43)	(118)	(147)	(133)
Depreciation and amortization expense:
Depreciation and amortization in operating expenses	80	84	231	243
Total depreciation and amortization expense	80	84	231	243
Amortization of intangibles included in cost of revenues	72	109	212	340
Amortization of intangibles included in operating expenses	165	168	492	587
Total amortization of intangibles expense	237	277	704	927
Total depreciation and amortization expense	317	361	935	1,170
EBITDA	(1,551)	257	(4,396)	(3,081)
Gain on sale of BriefCam, Ltd.	—	(41)	—	(41)
Increase (decrease) in fair value of derivative liability	1	—	(104)	—
Increase (decrease) in fair value of warrant liability	332	(973)	730	752
Other expense (income), net	55	3	252	(32)
Stock-based compensation expense:
Stock-based compensation included in cost of revenues	12	6	22	20
Stock-based compensation included in operating expenses	199	213	598	624
Total stock-based compensation expense	211	219	620	644
Transaction-related expenses	113	—	1,623	—
Adjusted EBITDA	$(839)	$(535)	$(1,275)	$(1,758)